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                                 Exhibit 21.1.1
                                 --------------



                                           State of Country  Assumed
Name                                       of Organization   Names/DBA
----                                       ---------------   ---------

Optical Security Industries, Inc.          Colorado          OpSec U.S.

Optical Security Industries                United Kingdom    OpSec
  International, Plc.                                        International, Plc.

Optical Security International             Germany                --
 GmbH & Co. KG

OpSec Advantage, Inc.                      Colorado               --

Optical Security Industries Asia Pte Ltd.  Singapore              --


Dimensional Printing Industries, Inc.      Colorado          OpSec Creative
                                                             Technologies

TSL Incorporated                           Colorado               --

                                     21.1.1